                                  EXHIBIT 3

                                                             July 18, 1996


International Nursing Services, Inc.
360 South Garfield Street, Suite 640
Denver Colorado 80209

Gentlemen:

         1. At a closing to occur at the offices of your company (the "Company") simultaneously herewith, the undersigned ("Subscriber") will for $10,000 per Unit (as defined below) purchase from you, and you will sell, the number of Units set forth opposite Subscriber's name below. Such purchase by Subscriber is part of an offering in which an aggregate of 189 Units will be sold simultaneously with such sale to Subscriber. Each Unit consists of one share of the Company's 1996 Convertible Preferred Stock with a conversion value of $10,000 (the "Preferred") and 8,000 warrants to purchase a share of common stock of the Company at $2.50 per share (each, a "Warrant" and, collectively, the "Warrants"). The purchase price for these Units is being paid to the Company, in cash, concurrently herewith.

2. (a) The Certificate of Designation for the Preferred shall be in the form of Exhibit A. The Preferred and any accrued but unpaid dividends thereon shall, at the option of the holder and subject to the provisions of Section (b), be convertible at any time prior to the third anniversary of the date of issue into common stock of the Company ("Common Stock") at the lesser of $1.25 per share or 75% of the average closing sales price of the common stock on NASDAQ (or such other securities exchange where the common stock may then be listed) during the last five trading days prior to conversion. Dividends shall accrue on the Preferred Stock from the date of issuance at 10% per annum, provided that such rate shall be increased to 18% per annum during the period (if any) after the 180th day after the date of this Agreement and prior to the effectiveness of the Registration Statement (as defined below). Dividends shall be payable on the last day of each calendar quarter in cash. At the option of the Subscriber and in addition to Subscriber's other remedies, the Company shall redeem the Preferred at conversion value, together with accrued dividends, on the second anniversary of the date of this Agreement if the Company's common stock is not then trading on a national securities exchange (including the NASDAQ National Market System or the NASDAQ Small Cap Market or the New York Stock Exchange or the American Stock Exchange, but excluding the NASDAQ Bulletin Board or other NASDAQ or other listings) or if the Registration Statement (as defined below) has not theretofore been declared effective. The Preferred shall also be entitled to priority over the common stock in liquidation.

         (b) The Preferred shall be convertible at less than $0.875 only to the extent that authorized but unissued shares of Common Stock are available for such conversion taking into account unissued shares reserved for issuance pursuant to outstanding warrants, options, or other convertible securities, if any. The Company shall at its annual meeting initially called for August 1996, which meeting shall in fact be held in September 1996, seek approval of an amendment of the Certificate of Incorporation of the Company to authorize

10,000,000 additional shares of

Common Stock, the directors of the Company shall recommend to the stockholders that they vote in favor of such amendment and such increased number of authorized shares shall be reserved for issuance on conversion of the Preferred and exercise of the Warrants. If at any time or times thereafter there are nevertheless not a sufficient number of authorized but unissued shares of Common Stock available for the then conversion of the Preferred and exercise of the Warrants, the Company shall forthwith call a special stockholders' meeting to approve the amendment of the Certificate of Incorporation of the Company to authorize such additional shares of Common Stock as shall be required for such conversion and exercise, the directors of the Company shall recommend to the stockholders that they vote in favor of such amendment and such increased number of authorized shares shall be reserved for issuance on conversion of the Preferred and exercise of the Warrants. By separate agreement, John Yeros has agreed to vote his shares in favor of each such amendment. The period during which the Preferred shall be convertible and during which the Registration Statement is required to be effective shall each be extended by one day for each day on which the Preferred shall not be convertible by reason of the operation of this Section (b) and by an additional day for each day after February 1, 1997 that the Registration Statement shall not be effective.

         (c) The Warrants shall be in the form of Exhibit B.

3. Subscriber is hereby granted the option (the "Option"), exercisable by notice to the Company given at any time or times before the expiration date set forth below, to purchase from the Company a number of additional Units ("Option Units") equal in the aggregate to not more than the number of Units for which Subscriber subscribes in this Agreement. The purchase price for each Option Unit shall be $10,000, and shall accompany Subscriber's notice of exercise. The expiration date of the Option shall be December 31, 1997 or, if later, the 30th day of the effectiveness of the Registration Statement. Each Option Unit shall in all respects be identical to the non-Escrow Units subscribed for herein, provided that the date of issuance of the Option Units shall be the date on which the Option was exercised with respect thereto.

3a. The Company will on or before the 120th day after the date of this Agreement file a registration statement on Form S-3 or, if Form S-3 is not then available, on such other SEC form as the Company may select (the "Registration Statement") for the public sale by the holders of the shares of common stock of the Company which are issuable on conversion of the Preferred or upon exercise of the Warrants (including any shares which were theretofore issued or which may thereafter be issued on conversion of Preferred or exercise of Warrants which were theretofore issued upon exercise of the Option or which may thereafter be issued should Subscriber thereafter exercise the Option). The Company shall use its best efforts to cause the Registration Statement to become effective not later than 90 days after the date of filing, and to remain effective for three years. The registration shall be accompanied by blue sky clearances in such states as the holders may reasonably request. The Company shall pay all expenses of the registration hereunder, other than the holders' underwriting discounts. Registration rights may be assigned to assignees of the Preferred, the Warrants or the underlying stock.

4. (A) Subscriber represents and warrants that it is purchasing the Units, and will purchase any Option Units, solely for investment solely for its own account and not with a view to or for the resale or distribution thereof. Subscriber acknowledges receipt of a description attached hereto as Exhibit C of certain risk factors concerning the Company and the Units, and copies of the following information filed with the United States Securities and Exchange Commission: (i) Annual Report on Form 10-KSB for the fiscal year of the Company ended December 31, 1995, (ii) Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1996, and (iii) Special Reports on Form 8-K dated December 28, 1995, January 10, 1996, January 15, 1996, April 15, 1996 and April 19, 1996

         (B) Subscriber understands that it may sell or otherwise transfer the Units, the Preferred, the Warrants or the shares of Common Stock issuable on conversion or exercise of the Preferred or the Warrants only if such transaction is duly registered under the Securities Act of 1933, as amended, under the Registration Statement or otherwise, and is duly registered or qualified under any applicable state securities laws, or if Subscriber shall have received the favorable opinion of counsel to the holder, which counsel and opinion shall be reasonably satisfactory to counsel to the Company, to the effect that such sale or other transfer may be made in the absence of registration under the Securities Act of 1933, as amended, and in the absence of registration or qualification under applicable state securities laws. The certificates representing the aforesaid securities will be legended to reflect these restrictions, and stop transfer instructions will apply. Subscriber realizes that the Units are not a liquid investment.

5. (A) Subscriber has not relied upon the advice of a "Purchaser Representative" (as defined in Regulation D of the Securities Act) in evaluating the risks and merits of this investment. Subscriber has the knowledge and experience to evaluate the Company and the risks and merits relating thereto.

         (B) Subscriber represents and warrants that Subscriber is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended, and shall be such on the date any shares are issued to the holder; Subscriber acknowledges that Subscriber is able to bear the economic risk of losing Subscriber's entire investment in the shares and understands that an investment in the Company involves substantial risks; Subscriber has the power and authority to enter into this agreement, and the execution and delivery of, and performance under this agreement shall not conflict with any rule, regulation, judgment or agreement applicable to the Subscriber; and Subscriber has invested in previous transactions involving restricted securities.

6. This Agreement may not be changed or terminated except by written agreement. It shall be binding on the parties and on their personal representatives and permitted assigns. It sets forth all agreements of the parties. It shall be enforceable by decrees of specific performance (without posting bond or other security) as well as by other available remedies.

Subscriber:                         INTERNATIONAL NURSING SERVICES, INC.

_________________________

        By:_____________________________
                                                   Title:
Number of Units: _____________

                                                                      EXHIBIT A

                          CERTIFICATE OF DESIGNATION
                                      OF
                       1996 CONVERTIBLE PREFERRED STOCK
                   OF INTERNATIONAL NURSING SERVICES, INC.

         INTERNATIONAL NURSING SERVICES, INC., a corporation organized under the laws of the State of Colorado (the "Company") hereby designates a class of Preferred Stock as follows:

         I.       Designation and Amount.

         360 shares of the authorized shares of Preferred Stock of the Company are hereby designated "1996 Convertible Preferred Stock" (the "1996 Convertible Preferred Stock"). All shares of 1996 Convertible Preferred Stock shall rank prior, as to both payment of dividends and as to distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company to all of the Company's now or hereafter issued common stock (the "Common Stock"), and any other series of capital stock of the Company, other than the 12% Cumulative Convertible Preferred Stock, that is not, by its terms, senior to or pari passu with the 1996 Convertible Preferred Stock, and shall rank junior to the 12% Cumulative Convertible Preferred Stock of the Company.

         II.      Dividends.

         (1) Except as specifically described herein, the registered owners of 1996 Convertible Preferred Stock shall not be entitled to receive any dividends. If no registration statement under the Securities Act of 19933 (the "Act") registering the shares of Common Stock of the Company into which the 1996 Convertible Preferred Stock is convertible is effective on the date 180 days after the date of issuance of the first shares of 1996 Convertible Preferred Stock to be issued (the "Original Issuance Date") or if any such registration statement ceases to be effective at any time prior to the third anniversary of the date on which such registration statement first becomes effective, the registered owners of 1996 Convertible Preferred Stock shall be entitled to receive out of assets of the Company legally available therefor, dividends for any period, if any, following the Original Issuance Date during which such registration statement is not effective at the rate of 10% per annum for the first 90 days during which such registration statement is not effective and at the rate of 18% per annum for each additional day during which such registration statement is not effective. Dividends shall accrue without interest and be cumulative and shall be payable to the registered owners of 1996 Convertible Preferred Stock out of assets of the Company legally available therefore, quarterly in arrears on the last day of each fiscal quarter of the Company. Dividends shall be payable to shareholders of record on such record dates not exceeding 30 days preceding each such dividend payment date, as shall be fixed for that purpose by the Board of Directors in advance of such dividend payment date.

         (2) So long as any share of 1996 Convertible Preferred Stock is outstanding, the Company shall not (a) declare or pay any dividend or make any other distribution (other than dividends payable solely in Common Stock or other capital stock ranking junior as to dividend rights to the 1996 Convertible Preferred Stock) on the Common Stock or any other class or series of capital stock of the Company ranking, as to dividends, junior to the 1996 Convertible Preferred Stock, or set funds aside therefor, or (b) purchase, redeem or otherwise acquire, any of the Common Stock, or any other class of capital stock of the Company ranking junior as to dividends to the 1996 Convertible Preferred Stock (other than in exchange for Common Stock or other class of capital stock ranking junior as to dividends to the 1996 Convertible Preferred Stock) or set funds aside therefor.

         (3) If at any time any dividend on any capital stock of the Company ranking senior as to dividends to the 1996 Convertible Preferred Stock ("Senior Dividend Stock") shall be in default, in whole or in part, then no dividend shall be paid or declared and set apart for payment on the 1996 Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock shall have been paid or declared and set apart for payment. No dividends shall be paid or declared and set apart for payment on the 1996 Convertible Preferred Stock or on any capital stock ranking pari passu with the 1996 Convertible Preferred Stock in the payment of dividends (the "Parity Dividend Stock") for any period unless a pro rata dividend has been, or contemporaneously is, paid or declared and set apart for payment on the Parity Divided Stock or the 1996 Convertible Preferred Stock, as the case may be, so that the amount of dividends paid or declared and set aside for payment per share on the 1996 Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the sam ratio that accrued and unpaid dividend per share on the shares of 1996 Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

         (4) Subject to the foregoing provisions, the holders of Common Stock, the Parity Dividend Stock and each other class of capital stock of the Company which is junior as to dividends to the 1996 Convertible Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors out of the remaining assets of the Company legally available therefor, such dividends (payable in cash, capital shares or otherwise) as the Board of Directors may from time to time determine.

         (5) Any reference to "distribution" contained in this Section II shall not be deemed to include any distribution made in connection with any liquidation, dissolution, or winding up of the Company.

         III.     Liquidation.

         (1) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, then out of the assets of the Company before any distribution or payment to the holders of the Common Stock or any other class of capital stock of the Company ranking junior as to liquidation preferences to the 1996 Convertible Preferred Stock, but after distribution to and subject to the rights of holders of capital stock of the Company ranking senior as to liquidation rights to the Preferred Stock, the holders of the 1996 Convertible Preferred Stock shall be paid the Liquidation Value of the 1996 Convertible Preferred Stock then outstanding and the holders of the 1996 Convertible Preferred Stock shall be entitled to no other or further distribution.

         (2) The Liquidation Value of the 1996 Convertible Preferred Stock shall be $10,000 per share plus the amount of any dividends which have accrued thereon to the close of business on the date of such liquidation, dissolution or winding up and remain unpaid, whether or not such dividends have been earned or declared.

         (3) After payment in full to the holders of (a) any capital stock ranking senior as to liquidation rights to the 1996 Convertible Preferred Stock,
(b) the 1996 Convertible Preferred Stock and (c) any class of stock hereafter issued that ranks on a parity as to liquidation rights with the 1996 Convertible Preferred Stock, of the sums which such holders are entitled to receive in such case, the remaining assets of the Company shall be distributed among and paid to the holders of the Common Stock and any other class of capital stock of the Company ranking junior to the 1996 Convertible Preferred Stock.

         (4) If the assets of the Company available for distribution to its shareholders shall be insufficient to permit payment in full to the holders of the 1996 Convertible Preferred Stock and all other series of preferred shares ranking equally as to liquidation preferences with the 1996 Convertible Preferred Stock of sums which such holders are entitled to receive, then all of the assets available for distribution to such holders shall be distributed among and paid to such holders ratably in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

         (5) The consolidation or merger of the Company with any other corporation or corporations or a sale of all or substantially all of the assets of the Company shall not be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section III.

         IV.      Redemption.

         (1) If on July 1, 1998 (a) a registration statement under the Act registering the Common Stock of the Company into which the 1996 Convertible Preferred Stock is convertible is not effective or (b) the Common Stock of the Company is not then traded on NASDAQ or another national securities exchange, the Company shall, at the written election of the holder of any outstanding shares of 1996 Convertible Preferred Stock received on or before July 31, 1998, redeem such shares of 1996 Convertible Preferred Stock at the redemption price per share of $10,000 plus any accrued and unpaid paid dividends thereon, whether or not declared, to June 30, 1998.


         (2) The redemption price for any shares of 1996 Convertible Preferred Stock to be redeemed hereunder shall be payable in cash, out of funds legally available therefore, as soon as practicable after July 31, 1998. If the Company has insufficient funds legally available to pay the redemption price of all of the shares of 1996 Convertible Preferred Stock tendered for redemption, the Company shall redeem as many shares as it has funds legally available therefore pro rata among the shareholders tendering 1996 Convertible Preferred Stock for redemption and shall continue to be obligated to redeem the remaining shares tendered for redemption when and as funds become legally available therefore, subject to the right of any tendering shareholder to withdraw its election to have such shares redeemed. Any election to have any shares of 1996 Convertible Preferred Stock redeemed pursuant hereto shall be accompanied with the certificates representing the shares being tendered for redemption.

         V.       Voting Rights.

         The holders of the 1996 Convertible Preferred Stock shall have no voting rights except as required by law.

         VI.      Conversion; Anti-dilution Provisions.

         (1) Subject to the provisions of this Section VI, each share of 1996 Convertible Preferred Stock may be converted at the option of the holder thereof at any time after issuance thereof through and including the third anniversary of the issuance thereof into fully paid and non-assessable shares of Common Stock of the Company, in the manner and upon the terms and conditions hereinafter set forth in paragraphs (2) and (3) of this Section VI.

         (2) The holder of each share of 1996 Convertible Preferred Stock may convert such share of 1996 Convertible Preferred Stock into the number of shares of Common Stock determined by dividing $10,000, plus any accrued but unpaid dividends on such share of 1996 Convertible Preferred Stock, by the lesser of
(i) $1.25 or (ii) 80% of the average of the closing bid price of one share of Common Stock during the five trading days immediately prior to the date of such conversion as determined pursuant to subsection (3) of this Section IV of such conversion.

         (3) In order to convert the 1996 Convertible Preferred Stock into Common Stock, the holder thereof shall surrender at the principal office of the Company (or at such other place as the Board of Directors of the Corporation shall have reasonably designated for the purpose) the certificate or certificates for such 1996 Convertible Preferred Stock properly endorsed in blank for transfer or accompanied by a proper instrument of assignment or transfer in blank, together with a written request for conversion stating the name or names in which such holder wishes the certificate or certificates for such Common Stock to be issued and, if the certificate or certificates are to be issued in a name or names other than such holder, payment by such holder of all applicable transfer taxes. The Company shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The 1996 Convertible Preferred Stock shall be deemed to be converted, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become for all purposes a holder or holders of record of such Common Stock, at the close of business on the date upon which the Company receives the written request for conversion covering such shares (which may be delivered by facsimile transmission). The Company will pay all issue taxes, if any, incurred upon the issue of common Stock upon conversion of the 1996 Convertible Preferred Stock, provided that the Company will not pay any transfer or other taxes incurred by reason of the issue of such Common Stock in a name or names other than that in which such 1996 Convertible Preferred Stock so converted were registered. No fractional shares shall be issued upon conversion, and the Company shall pay cash in lieu of issuing fractional shares based upon the closing bid price of one share of Common Stock on the business day immediately preceding the date of conversion. If more than one certificate representing shares of 1996 Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of 1996 Convertible Preferred Stock represented by such certificates, or the specified portions thereof to be converted, so surrendered. All 1996 Convertible Preferred Stock which shall have been converted as provided in this Section VI shall no longer be deemed to be outstanding and all rights with respect to such 1996 Convertible Preferred
Stock shall forthwith cease and terminate except for the right of the holders thereof to receive Common Stock. Any 1996 Convertible Preferred Stock surrendered for conversion shall be cancelled, retired and thereafter not reissued.

         (4)      Protection Against Dilution.

                  (A) If at any time or from time to time after the date of issuance of 1996 Convertible Preferred Stock, the Company determines to distribute to the holders of the Common Stock (i) securities other than Common Stock, or (ii) property other than cash, without payment therefor, then, in each such case, the Company shall provide written notice to each holder of the 1996 Convertible Preferred Stock at least 30 days prior to the effective date of any such distribution. During such 30 day period, the holder of the 1996 Convertible Preferred Stock may, at its election, convert the 1996 Convertible Preferred Stock into Common Stock of the Company and, if so converted, the holders shall be entitled to receive such securities or property, other than cash, which are distributable upon the Common Stock of the Company at the effective date.

                  (B) In case the Company shall, after the date of issuance of any 1996 Convertible Preferred Stock, (i) pay a dividend or make a distribution on its capital shares in Common Stock in capital stock or securities convertible into capital stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the number of shares of Common Stock into which the 1996 Convertible Preferred Stock may be converted in effect immediately prior thereto shall be adjusted so that the holder of any 1996 Convertible Preferred Stock surrendered for conversion immediately thereafter would be entitled to receive the number of shares of Common Stock or other capital shares of the Company which he would have owned immediately following such action had such 1996 Convertible Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subsection shall become effective immediately after the record date of such transaction. If, as a result of an adjustment made pursuant to this subsection, the holder of any 1996 Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive two or more classes of capital shares of the Company, the Board of Directors shall determine the allocation of the adjustment between or among such classes of capital shares.

                  (C) Whenever the number of shares of Common Stock into which the 1996 Convertible Preferred Stock may be converted is adjusted as provided in this Section VI and upon any modification of the rights of a holder of 1996 Convertible Preferred Stock in accordance with this Section VI, the Company shall promptly mail to the holders of the 1996 Convertible Preferred Stock a certificate of the chief financial officer or secretary of the Company setting forth the number of shares of Common Stock into which the 1996 Convertible Preferred Stock is convertible after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing such adjustment or modification.

                  (D) In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the holders of 1996 Convertible Preferred Stock shall have the right thereafter to convert such 1996 Convertible Preferred Stock into the kind and amount of securities, cash or other property which such holders would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such 1996 Convertible Preferred Stock been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance, and effective provision shall be made in the Articles of Incorporation of the resulting or surviving corporation or otherwise so that the provisions set forth in this paragraph (D) of Section VI for the protection of the conversion rights of the 1996 Convertible Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such shares and other securities and property deliverable upon conversion of the 1996 Convertible Preferred Stock remaining outstanding or other convertible securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the 1996 Convertible Preferred Stock, or other convertible securities receive in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as above provided. The provisions of this subsection (D) shall similarly apply to successive consolidation, merger, statutory exchanges, sales or conveyances. Notice of any such consolidations, mergers, statutory exchanges, sales or conveyances and of said provisions so proposed to be made, shall be mailed to the holders of 1996 Convertible Preferred Stock not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

                  (5) Reservation. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of 1996 Convertible Preferred Stock, the number of shares of Common Stock from time to time issuable upon the conversion of 1996 Convertible Preferred Stock then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company lawfully to issue Common Stock upon the conversion of 1996 Convertible Preferred Stock. In addition, the Company shall also reserve and keep available such other securities and property as may from time to time be deliverable upon conversion of the 1996 Convertible Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company lawfully to deliver such other securities and property upon the conversion of such 1996 Convertible Preferred Stock. So long as any 1996 Convertible Preferred Stock shall be outstanding, the Company will use its best efforts to take all corporate action necessary in order that the Company may validly and lawfully issue fully paid and nonassessable Common Stock upon conversion of the 1996 Convertible Preferred Stock, including, without limitation, the calling of a special shareholders meeting for the purpose of increasing the number of authorized but unissued shares of Common Stock of the Company as may be necessary.

                                  Exhibit B

Neither this Warrant nor the shares of Common Stock issuable on exercise of this Warrant have been registered under the Securities Act of 1933. None of such securities may be transferred in the absence of registration under such Act and registration or qualification under applicable state securities laws or an opinion of counsel to the effect that such registrations or qualifications are not required.

                      INTERNATIONAL NURSING SERVICES, INC.

              WARRANT

              DATED:  July __, 1996


Number of Shares:

Holder:

Address:

- -------------------------------

THIS CERTIFIES THAT the holder of this Warrant ("Holder") is entitled to purchase from INTERNATIONAL NURSING SERVICES, INC., a Colorado corporation (hereinafter called the "Company"), at $2.50 per share the number of shares of the Company's common stock set forth above ("Common Stock"). This Warrant shall expire on the third anniversary of the date of the date of issuance of this Warrant, but such expiration shall be extended by one day for each day after February 1, 1997 on which the registration statement referred to in an agreement of even date herewith is not in effect with respect to the shares purchasable under the Warrant.

         1. This Warrant and the Common Stock issuable on exercise of this Warrant (the "Underlying Shares") may be transferred, sold, assigned or hypothecated, only if registered by the Company under the Securities Act of 1933 (the "Act") and registered or qualified under any applicable state securities laws, or if the Company has received from counsel to the Holder who is reasonably satisfactory to the Company a written opinion which is reasonably satisfactory to the Company to the effect that registration of the Warrant or the Underlying Shares is not necessary in connection with such transfer, sale, assignment or hypothecation. The Warrant and the Underlying Shares shall be appropriately legended to reflect this restriction and stop transfer instructions shall apply.

         2.       The Holder is entitled to certain registration rights under an agreement of even date herewith.

         3. (A) Any permitted assignment of this Warrant shall be effected by the Holder by (i) executing the form of assignment at the end hereof, (ii) surrendering the Warrant for cancellation at the office of the Company, accompanied by the opinion of counsel to the Holder referred to above; and (iii) unless in connection with an effective registration statement which covers the sale of this Warrant and or the shares underlying the Warrant, delivery to the Company of a statement by the transferee (in a form acceptable to the Company and its counsel) that such Warrant is being acquired by the transferee for investment and not with a view to its distribution or resale; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder) new Warrants representing in the aggregate rights to purchase the same number of Shares as are purchasable under the Warrant surrendered. Such Warrants shall be exercisable immediately upon any such assignment of the number of Warrants assigned. The transferor will pay all relevant transfer taxes. Replacement warrants shall bear the same legend as is borne by this Warrant.

         4. The term "Holder" should be deemed to include any permitted record transferee of this Warrant.

         5. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise hereof will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof. The Company further covenants and agrees that, during the periods within which this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock for issuance upon exercise of this Warrant and all other Warrants.

         6. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

         7. In the event that as a result of reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares or stock dividends payable with respect to such Common Stock, the outstanding shares of Common Stock of the Company are at any time increased or decreased or changed into or exchanged for a different number or kind of share or other security of the Company or of another corporation, then appropriate adjustments in the number and kind of such securities then subject to this Warrant and/or the exercise price of this Warrant shall be made effective as of the date of such occurrence so that both the position of the Holder upon exercise and the total exercise price payable on such exercise will be the same as they would have been had Holder owned immediately prior to the occurrence of such events the Common Stock subject to this Warrant. Such adjustment shall be made successively whenever any event listed above shall occur and the Company will notify the Holder of the Warrant of each such adjustment. Any fraction of a share resulting from any adjustment shall be eliminated and the price per share of the remaining shares subject to this Warrant adjusted accordingly.

         8. The rights represented by this Warrant may be exercised at any time within the period above specified by (i) surrender of this Warrant at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) payment to the Company of the exercise price for the number of Shares specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any; and (iii) unless in connection with an effective registration statement which covers the sale of the shares underlying the Warrant, the delivery to the Company of a statement by the Holder (in a form acceptable to the Company and its counsel) that such Shares are being acquired by the Holder for investment and not with a view to their distribution or resale.

         The certificates for the Common Stock so purchased shall be delivered to the Holder within a reasonable time, not exceeding three business days after all requisite documentation has been provided, after the rights represented by this Warrant shall have been so exercised, and shall bear a restrictive legend with respect to any applicable securities laws.

         9. This Warrant shall be governed by and construed in accordance with the laws of the State of Colorado. The Colorado courts shall have exclusive jurisdiction over this instrument and the enforcement thereof. Service of process shall be effective if by certified mail, return receipt requested. All notices shall be in writing and shall be deemed given upon receipt by the party to whom addressed. This instrument shall be enforceable by decrees of specific performances well as other remedies.

     IN WITNESS WHEREOF, INTERNATIONAL NURSING SERVICES, INC. has caused this Warrant to be signed by its duly authorized officers under Its corporate seal, and to be dated as of the date set forth above.


                                     INTERNATIONAL NURSING SERVICES, INC.


                                        By________________________________
                                        Title:____________________________


In the presence of: